EXHIBIT 99.1

DAVIDsTEA Announces Fourth Quarter

and Fiscal 2018 Financial Results

Q4 2018 Financial and Operational Highlights:

➢ Sales decreased 4.1% to $83.1 million and comparable store sales declined 1.6%

➢ 20.2% increase in wholesale and e-commerce sales

➢ Operating loss1 of $1.3 million compared to loss of $8.4 million in Q4-17

➢ Adjusted EBITDA1 of $10.9 million

➢ Net cash position of $42.1 million

Other:

➢ Wholesale expansion within Canada’s largest retail network, Loblaw Companies Limited, effective Fall 2019

➢ Frank Zitella, promoted to Chief Operating Officer and maintains CFO responsibilities

MONTREAL, May 2, 2019 — DAVIDsTEA Inc. (Nasdaq:DTEA) (DAVIDsTEA or “the Company”), a leading tea merchant in North America, announces its fourth quarter and full-year results for the period ended February 2, 2019 (“Fiscal 2018”). All numbers are expressed in Canadian dollars. The Company also announced a further expansion into the wholesale sales channel with an agreement for DAVIDsTEA to sell its teas beginning this fall in over 1500 locations, within the Loblaw Companies Limited network of stores across Canada.

“While current financial results are not yet on par with our expectations, we are pleased that the DAVIDsTEA brand continues to resonate strongly with customers through a broad range of channels. Since the end of last summer, the availability of our teas in the largest grocery chain in Canada generated solid sales traction and we are excited about our latest arrangement with Loblaw, Canada’s largest retail network. This, combined with the success of our e-commerce platform, affirms that our brand is relevant no matter where it is available: whether in store, online or through alternative sales channels,” stated Herschel Segal, Executive Chairman and Interim Chief Executive Officer.

“Our e-commerce platform is expected to fuel future growth and in Q4, this channel accounted for 16.9% of total sales. We continue to make significant investments to elevate the overall user experience and we see our online store playing a crucial role in the omnichannel shopping experience that begins online and ends in store. We are adding features such as ratings and reviews of our teas as well as enhanced search and navigation features that ultimately will increase conversion. We now have the leadership team in place to execute our strategy and create value for our shareholders,” concluded Mr. Segal.

“In recent months, we have embarked on several initiatives to reduce operating expenses and procurement costs, and we anticipate reaping the benefits in upcoming quarters. We ended the year with a solid cash position which will allow us to invest in our e-commerce platform and in our store network in order to stimulate revenue growth, as we spare no efforts to turn the company around and bring it back to profitability. We have a strong and motivated leadership team and the means to execute our strategy, and to create value for our shareholders for the long term,” stated Frank Zitella, Chief Operating Officer and Chief Financial Officer.

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Operating Results for the Fourth Quarter of 2018

Sales decreased 4.1% to $83.1 million from $86.7 million in the fourth quarter of Fiscal 2017. E-commerce and wholesale distribution sales increased $2.5 million, or 20.2%, driven primarily by greater online adoption in both Canada and the U.S., as well as our entry into the grocery channel earlier this year. Offsetting this was a decline in retail sales of $5.9 million, partially explained by $3.1 million from one less week in our Fiscal 2018 calendar year and a decline of $3.2 million and 1.6% in comparable sales.

Gross profit decreased by $4.9 million to $39.6 million and decreased as a percentage of sales to 47.6% from 51.3%, resulting from a shift in product sales mix and the deleveraging of fixed costs due to negative comparable sales.

Selling, general and administration expenses (“SG&A”) decreased by $12.1 million to $40.9 million compared to the prior year quarter. As a percentage of sales, SG&A decreased to 49.1% from 61.1%. Adjusted SG&A1, which excludes any impact from executive separation costs, impairment of property and equipment and intangibles, onerous contracts, costs related to strategic review and proxy contest and ERP project termination costs, increased by $0.2 million to $31.1 million. As a percentage of sales, Adjusted SG&A1 increased to 37.4% from 35.7%, due to the deleveraging of fixed costs as a result of negative comparable sales.

Loss from operating activities was $1.3 million compared to $8.4 million in the fourth quarter of Fiscal 2017. Adjusted results1 from operating activities, which excludes any impact from executive separation costs, impairment of property and equipment and intangibles, onerous contracts, costs related to the strategic review and proxy contest and ERP project termination costs was $8.4 million compared to $13.6 million in the prior year quarter.

Adjusted EBITDA1, which excludes non-cash or other items in the current and prior periods, was $10.9 million compared to $16.4 million in the fourth quarter of fiscal 2017.

Net loss was $13.3 million compared to a net loss of $16.1 million in the fourth quarter of Fiscal 2017. Adjusted net income1, which excludes any impact from executive separation costs, impairment of property and equipment and intangibles, onerous contracts, costs related to the strategic review and proxy contest, ERP project termination costs, and provision for uncertain tax positions, was $6.4 million compared to $9.7 million.

Fully diluted loss per common share was $0.51 compared to $0.62 in the fourth quarter of Fiscal 2017. Adjusted fully diluted income1 per common share, which is adjusted net income on a fully diluted weighted average shares outstanding basis, was $0.25 per share compared to $0.37 per share.

At the end of the quarter, the Company had cash amounting to $42.1 million. Our strong cash position enables us to execute on our strategy, invest further in our e-commerce platform and in our store network to stimulate revenue growth.

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Operating Results for Fiscal 2018

Sales decreased by 5.0% to $212.8 million from $224.0 million in Fiscal 2017. E-commerce and wholesale distribution sales increased $6.0 million, or 20.6%, from the prior year driven primarily by greater online adoption in both Canada and the US, as well as our entry into the grocery channel. Comparable sales decreased by $16.4 million, or 6.1%.

Gross profit decreased by 8.6% to $98.0 million from $107.2 million in the comparable period in Fiscal 2017, while gross profit as a percentage of sales decreased to 46.1% from 47.9% in Fiscal 2017.

SG&A decreased to $125.7 million from $131.9 million in Fiscal 2017. As a percentage of sales, SG&A increased to 59.1% from 58.9%. Adjusted SG&A1, which excludes any impact from executive separation costs, impairment of property and equipment and intangibles, onerous contracts, costs related to the strategic review and proxy contest and costs of our terminated ERP project, increased to $107.8 million from $106.8 million. As a percentage of sales, Adjusted SG&A1 increased to 50.7% from 47.7% due to the deleveraging of fixed costs as a result of negative comparable sales.

Loss from operating activities was $27.7 million as compared to a loss of $24.7 million in Fiscal 2017. Adjusted loss1 from operating activities, which excludes any impact from executive separation costs, impairment of property and equipment and intangibles, onerous contracts, costs related to the strategic review and proxy contest, and costs of our terminated ERP project increased to a loss of $9.9 million from income of $0.5 million.

Adjusted EBITDA1, which excludes non-cash or other items in the current and prior year periods, was negative $1.3 million compared to $12.8 million for Fiscal 2017.

Net loss was $33.5 million compared to a net loss of $28.5 million in the comparable period in Fiscal 2017. Adjusted net loss1, which excludes any impact from executive separation costs, impairment of property and equipment and intangibles, onerous contracts, costs related to the strategic review and proxy contest, ERP project termination costs and provision for uncertain tax positions, was $6.8 million compared to an adjusted net loss of $0.1 million in Fiscal 2017.

Fully diluted loss per common share was $1.29 compared to a fully diluted loss of $1.11 per share in the comparable period in Fiscal 2017. Adjusted fully diluted loss per common share1, which is adjusted net loss on a fully diluted weighted average shares outstanding basis, was $0.26 per share compared to $0.00 per share.

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1 Please refer to “Use of Non-IFRS financial measures” in this press release.

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Note

This release should be read in conjunction with the Company’s Management’s Discussion and Analysis, which will be filed by the Company with the Canadian securities regulatory authorities on www.sedar.com and with the U.S. Securities and Exchange Commission (the “SEC”) on www.sec.gov and will also be available in the Investor Relations section of the Company’s website at www.davidstea.com.

Condensed Consolidated Financial Data

(Canadian dollars, in thousands, except per share information)

	For the three months ended		For the twelve months ended
	February 2,	February 3,	February 2,	February 3,
	2019	2018	2019	2018

Sales	$83,144	$86,662	$212,753	$224,015
Gross profit	39,563	44,484	97,979	107,243
SG&A expenses	40,857	52,926	125,722	131,930
Operating loss[1]	(1,294)	(8,442)	(27,743)	(24,687)
Net loss	$(13,278)	$(16,091)	$(33,539)	$(28,501)

Adjusted SG&A1	$31,125	$30,910	$107,841	$106,782
Adjusted operating income (loss)[1]	8,438	13,574	(9,862)	461
Adjusted EBITDA[1]	10,940	16,397	(1,272)	12,819
Adjusted net income (loss)[1]	$6,401	$9,741	$(6,773)	$(110)

Fully diluted loss per common share	$(0.51)	$(0.62)	$(1.29)	$(1.11)
Adjusted fully diluted income (loss) per common share[1]	$0.25	$0.37	$(0.26)	$(0.00)

Gross profit as a percentage of sales	47.6%	51.3%	46.1%	47.9%
SG&A as a percentage of sales	49.1%	61.1%	59.1%	58.9%
Adjusted SG&A as a percentage of sales	37.4%	35.7%	50.7%	47.7%
Number of stores at end of period	237	240	237	240
Comparable sales decline for the period	(1.6%)	(6.0%)	(6.1%)	(6.0%)

Cash from (used) in operating activities	$24,353	$29,834	$(13,228)	$9,858
Cash used in investing activities	(993)	(3,301)	(8,264)	(12,596)
Cash, end of period	$42,074	$63,484	$42,074	$63,484

	February 2,	February 3,
As at	2019	2018
Inventories	$34,353	$24,450
Accounts receivable	$3,681	$3,131

Conference Call Information

A conference call to discuss the fourth quarter and full year Fiscal 2018 financial results is scheduled for today, May 2, 2019, at 4:30 pm Eastern Time. The conference call will be webcast and may be accessed via the Investor Relations section of the Company’s website at www.davidstea.com. An online archive of the webcast will be available within two hours of the conclusion of the call and will remain available for one year.

Use of Non-IFRS Financial Information

This press release includes “non-IFRS measures” defined as including: 1) Adjusted EBITDA, 2) Adjusted operating income (loss), 3) Adjusted selling, general and administration expenses, 4) Adjusted net income (loss), 5) Operating loss, and 6) Adjusted fully diluted income (loss) per share. These non-IFRS measures are not defined by and in accordance with IFRS and may differ from similar measures reported by other companies. We believe that these non-IFRS measures provide knowledgeable investors with useful information with respect to our historical operations. We present these non-IFRS measures as supplemental performance measures because we believe they facilitate a comparative assessment of our operating performance relative to our performance based on our results under IFRS, while isolating the effects of some items that vary from period-to-period.

Please refer to the non-IFRS financial measures section in Management’s Discussion and Analysis section of our Form 10-K.

__________________

1 Please refer to “Use of Non-IFRS financial measures” in this press release.

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Cautionary Forward-Looking Statements

This press release includes statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and there are, or may be deemed to be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Act”). The following cautionary statements are being made pursuant to the provisions of the Act and with the intention of obtaining the benefits of the “safe harbor” provisions of the Act. These forward-looking statements can generally can be identified by the use of forward-looking terminology, including the terms “believes,” “expects,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates,” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this press release and include statements regarding our intentions, beliefs or current expectations concerning, among other things, the Company’s prospects, management’s turn-around strategy, plans for investment in marketing initiatives, changes to product offerings and assortment, and strategic plans.

While we believe these expectations and projections are based on reasonable assumptions, such forward-looking statements are inherently subject to risks, uncertainties and assumptions about us, including the risk factors set forth in the Company’s Annual Report on Form 10-K.

Actual results may differ materially from those in the forward-looking statements as a result of various factors, including but not limited to, the following: our ability to manage significant changes to our Board of Directors and leadership team; our efforts to expand beyond retail stores; our ability to maintain our brand image; significant competition within our industry; the effect of a decrease in customer traffic to the shopping malls, centers and street locations where our stores are located; the results of our transfer pricing audit; our ability to attract and retain employees that embody our culture, including Tea Guides and store and district managers and regional directors; changes in consumer preferences and economic conditions affecting disposable income; our ability to source, develop and market new varieties of teas, tea accessories, food and beverages; our reliance upon the continued retention of key personnel; the impact from real or perceived quality or safety issues with our teas, tea accessories, food and beverages; our ability to obtain quality products from third-party manufacturers and suppliers on a timely basis or in sufficient quantities; the impact of weather conditions, natural disasters and manmade disasters on the supply and price of tea; actual or attempted breaches of data security; the costs of protecting and enforcing our intellectual property rights and defending against intellectual property claims brought by others; adverse publicity as a result of public disagreements with our shareholders; fluctuations in exchange rates; and the seasonality of our business and other risks set forth in the Company’s Form 10-K .

All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. These statements are based upon information available to us as of the date of this release, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially-available relevant information. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this release might not occur, and investors are cautioned not to unduly rely upon these statements.

Forward-looking statements speak only as of the date of this release. Except as required under federal securities laws and the rules and regulations of the SEC, we do not have any intention to update any forward-looking statements to reflect events or circumstances arising after the date of release, whether as a result of new information, future events or otherwise. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this release or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

About DAVIDsTEA

DAVIDsTEA is a leading retailer of specialty tea, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts, accessories and food and beverages through over 230 company-owned and operated DAVIDsTEA retail stores in Canada and the United States, as well as through its e-commerce platform at www.davidstea.com. A selection of DAVIDsTEA products are also available in grocery stores across Canada through its growing wholesale distribution channel. The Company is headquartered in Montréal, Canada.

Investor Contact	Media Contact
MaisonBrison Communications	PELICAN PR
Pierre Boucher	Lyla Radmanovich
514.731.0000	514-845-8763
investors@davidstea.com	media@rppelican.ca

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